UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 8, 2012

Tangoe, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35247	06-1571143
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Executive Blvd., Orange, Connecticut	06477
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 859-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 8, 2012, Tangoe, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Symphony Teleca Services, Inc., a Delaware corporation (“Symphony”), under which the parties agreed to the purchase by the Company of Symphony’s telecommunications expense management (TEM) business (the “TEM Business”) through an asset purchase (the “Acquisition”).  As part of the Acquisition and also on August 8, 2012, a newly formed subsidiary of the Company, Tangoe India Softek Services Private Limited, an Indian private limited company (“Tangoe India”), entered into a Business Purchase Agreement (the “Indian Purchase Agreement”) with Symphony Services Corporation (India) Private Limited (“Symphony India”) with respect to the purchase of certain assets and employees of the acquired business located in India.

On the same day, the Acquisition was effected in accordance with the terms of the Purchase Agreement.  At the closing of the Acquisition, the Company acquired Symphony’s TEM Business for aggregate consideration of $41.0 million, subject to certain adjustments (the “Cash Purchase Price”), payable as described below, plus an earn-out payable in the amount of up to $4.0 million based on achievement of revenue targets for the acquired business for periods through June 30, 2013.  The Cash Purchase Price, after giving effect to certain adjustments, is payable as follows: (i) approximately $29.2 million in cash paid at the closing, (ii) approximately $4.4 million in cash payable on the six-month anniversary of the closing, and (iii) approximately $6.4 million in cash payable on the one-year anniversary of the closing.  As part of the Acquisition, the Company will be acquiring a balance sheet for the TEM Business, which includes net positive assets of approximately $4.0 million.  Approximately $1.9 million of the installment due on February 8, 2013, the full installment due on August 8, 2013 of approximately $6.4 million, and amounts that become payable under the earn-out are subject to set-off rights of the Company with respect to indemnities given by Symphony under the Purchase Agreement.  Among other things, these indemnity obligations relate to representations and warranties given by Symphony under the Purchase Agreement and by Symphony India under the Indian Purchase Agreement.  Certain of the indemnities are subject to limitations, including a threshold and deductible, certain caps and limited survival periods.  During a post-closing transition period expected to last for 2 to 6 months, Symphony and Symphony India will provide to the Company certain transition services, including making available to the Company on a continuing basis the services previously provided by Symphony India to the TEM Business, pending completion of the opening of certain Tangoe India facilities, the procurement of certain Indian tax registrations and the subsequent transfer to Tangoe India of the Indian assets and employees being hired.

Symphony’s TEM Business is a global provider of telecom expense and mobility management services.  Prior to the execution of the Purchase Agreement, to the knowledge of the Company and Tangoe India, neither of the Company and Tangoe India, nor any of their respective affiliates, nor any director or officer of the Company or Tangoe India nor any associate of any such director or officer, had any material relationship with Symphony, Symphony India or any stockholder of Symphony or Symphony India.

Item 9.01.  Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired

The financial statements required by this item relating to the acquisition described under Item 2.01 are not being filed herewith. To the extent such information is required by this item, it will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed with respect to such acquisition.

(b)           Pro Forma Financial Information

The pro forma financial information required by this item relating to the acquisition described under Item 2.01 is not being filed herewith. To the extent such information is required by this item, it will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed with respect to such acquisition.

(d)           Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANGOE, INC.

Date: August 8, 2012	By:	/s/ Albert R. Subbloie, Jr.
Albert R. Subbloie, Jr. President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Asset Purchase Agreement, dated as of August 8, 2012, by and among Tangoe, Inc. and Symphony Teleca Services, Inc.

*  Certain exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any of the exhibits and schedules to the U.S. Securities and Exchange Commission upon request.